Exhibit 10.32
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 25th day of February, 2008, by and between HearUSA, Inc., a Delaware corporation (the “Company”), and Gino Chouinard (“Employee”).
Background:
          (a) Employee has been serving as the Executive Vice President and Chief Financial Officer of the Company in a managerial capacity prior to the date hereof pursuant to the terms of an Employment Agreement dated effective August 31, 2005.
          (b) From and after February 25, 2008, the Company wishes for the Employee to continue as an employee of the Company on the terms provided herein.
          (c) The Employee wishes to continue as an employee of the Company and is willing to render services to the Company on the terms and conditions hereinafter set forth.
Agreement
     In consideration of the mutual promises hereinafter set forth, IT IS HEREBY AGREED as follows:
          1. Employment. Employee shall continue to be employed by the Company, with such continued employment to be under the terms and conditions set forth herein, and Employee hereby accepts such continued employment upon the terms and conditions set forth herein. The Employment Agreement between the parties dated effective August 31, 2005, is hereby superseded in its entirety by this Agreement.
          2. Term of Employment. The term of this Agreement shall commence on the date first set forth above and shall end on the third anniversary of such date (the “Initial Employment Period”), and shall continue in effect for successive periods of one year thereafter unless either the Company or Employee gives written notice of non-renewal at least 90 days prior to the end of the then current term of this Agreement, or unless sooner terminated as provided in Section 6, 7 or 8 hereof. The Initial Employment Period and any renewal terms of this Agreement are referred to herein as the “Term of Employment.”
          3. Location of Employment. Employee will continue to be located at the Company’s corporate offices in West Palm, Florida.
          4. Duties.
               (a) Employee shall serve in a full-time capacity with the title of Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer of the Company, and the Employee shall have the authority, duties, responsibilities and status (including office, title and reporting requirement) associated with the office of Executive Vice

President and Chief Financial Officer (including those contemplated by the Company’s bylaws).
               (b) Employee shall be authorized by the Chief Executive Officer to employ reasonable discretion in performing Employee’s responsibilities.
               (c) Employee shall have such further duties and responsibilities, not inconsistent with such position, as shall be assigned to the Employee by the Chief Executive Officer or the Board of Directors of the Company.
               (d) Employee shall devote his full business time and attention and such skill, energy and best efforts as may be necessary for the faithful performance of duties assigned to Employee.
          5. Compensation.
               (a) During the Term of Employment, the Company shall pay Employee, as compensation for his services during the Employment Period, a base salary (the “Base Salary”) at a rate of Three Hundred Ten Thousand Dollars ($310,000.00) per year, such Base Salary to be payable in accordance with the Company’s usual payment practices and to be subject to adjustment from time to time as may be agreed between the Employee and the Company. Employee shall be entitled to participate in the Company’s current employee benefit plans, and will in the future be entitled to participate in any new employee benefit plans that are put in place for the Company executive officers, provided that any such plans shall be subject to the approval of the Board of Directors. Additionally, Employee shall be entitled to such prerogatives of office as are the Company’s current practice, subject to the right of the Company to revise such practices.
               (b) The Employee will be eligible to participate in the equity compensation plans of the Company, including the HearUSA 2007 Incentive Compensation Plan, subject to the discretion of the Board of Directors of the Company
               (c) The Employee will be eligible to participate in the Company’s cash incentive plan, the terms of which shall be subject to the discretion of the Board of Directors of the Company.
               (d) All compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.
          6. Termination of Employment by the Company by Reason Other Than Change in Control. This Agreement and Employee’s employment may be terminated by the Company by reason other than a Change in Control as defined in Section 8 as follows:
               (a) At the election of the Company, upon thirty days’ prior written notice to Employee in the event Employee becomes disabled and such disability continues for a period exceeding three (3) consecutive months. In the event of a disagreement concerning the existence of any such disability, the matter shall be resolved by a disinterested licensed physician chosen by the Company.

               (b) At the election of the Company, for “Cause” immediately upon notice by the Company to the Employee. “Cause” shall mean:
               (i) willful or prolonged absence from work by the Employee (other than by reason of disability) or failure, neglect or refusal by the Employee to perform his duties and responsibilities hereunder;
               (ii) material breach by the Employee of any of the covenants contained in this Agreement;
               (iii) the Employee’s commission of fraud or dishonesty against the Company, its subsidiaries, parent, affiliates or their respective officers, directors, stockholders or employees; conduct intended to injure or having the effect of injuring the reputation, business or business relationships of the Company, its subsidiaries, parent or affiliates or their respective officers, directors or employees;
               (iv) upon a charge by a governmental entity against the Employee of any crime involving moral turpitude or which could reflect unfavorably upon the Company or upon the filing of any civil action involving the Employee and a charge of embezzlement, theft, fraud or other similar act; or
               (v) failure or refusal of Employee to materially comply with the policies, standards and regulations of the Company as from time to time may be made known to Employee.
               (c) At the election of the Company, at any time, without Cause immediately upon notice by the Company to Employee.
               (d) Upon termination of this Agreement by the Company by reason other than a Change in Control as defined in Section 8, all rights and obligations of the parties hereunder shall cease, except: (a) if this Agreement and Employee’s employment are involuntarily terminated without Cause by the Company prior to the end of the Term of Employment in accordance with Section 6(c) above; or (b) if the Company gives written notice of non-renewal of this Agreement pursuant to Section 2 above and Employee was willing and able to continue performing his duties under this Agreement, then
               (i) Employee shall receive in a lump sum 150% of his Base Salary and the cash bonus to which the Employee would have been entitled absent the termination, assuming that all performance targets would have been met, which lump sum shall be paid upon termination of Employee’s employment or as soon as administratively practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which Employee’s employment terminates,
               (ii) Employee’s health insurance and life insurance benefits shall continue for a period of 18 months after such termination, and

               (iii) vesting of Employee’s unvested options shall be accelerated by 12 months and may be exercised by Employee for such post-termination period as is prescribed by such option agreements and related stock plan(s).
               (e) Nothing contained herein will be construed to prevent Employee from seeking or obtaining other employment in the event the employment of Employee is terminated by the Company without Cause. Termination of employment pursuant to this Section 6 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 9 through 12 and Section 15 hereof.
          7. Termination of Employment by Employee by Reason Other Than Change in Control. Employee may terminate his employment with the Company at any time and for any reason, such termination to be effective immediately upon notice by Employee to the Company. Upon such termination by Employee, all rights and obligations of the parties hereunder shall cease, except that termination of employment pursuant to this Section 7 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 9 through 12 and Section 15 hereof.
          8. Change in Control. For the purposes of this Agreement,
               (a) “Change in Control” shall mean the effective date of any of the following events occurring during the term of Employee’s employment: (a) consummation of any consolidation, merger, statutory share exchange or other business combination as a result of which persons who were stockholders of the Company immediately prior to the effective date thereof beneficially own less than 50% of the combined voting power in the election of directors of the surviving or resulting entity following the effective date; (b) individuals who, as of the date hereof, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person who is elected as a director subsequent to the date hereof by a vote of, or upon the recommendation of, at least a majority of the directors comprising the current Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be considered a member of the current Board for these purposes; (c) consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (d) shareholder approval of any plan or proposal for the liquidation or dissolution of the Company; or (e) acquisition of beneficial ownership by any “person” or “group” (as such term is used Sections 13(d) and 14(d)(2) of the Exchange Act) of securities representing twenty percent (20%) or more of the combined voting power in the election of the Company’s directors, provided such acquisition has not been approved by at least a majority of the members of the Board of Directors in office immediately prior to the acquisition.
               (b) “Good Reason” shall mean, the occurrence of one or more of the following conditions without the consent of Employee, provided Employee provides notice to the Company of the existence of the applicable condition(s) within 90 days of the initial existence of the condition(s) and the Company fails to remedy the condition(s) within 30 days of receipt of such notice (1) the scope of Employee’s responsibilities and/or discretion is/are materially diminished; or (2) the Company requires Employee to relocate his place of employment to a location greater than 100 miles from the Company’s current corporate headquarters in West Palm Beach, Florida; or (3) Employee’s Base Salary is reduced by an amount greater than 25% and such reduction is not pursuant to a Company-wide employee salary reduction plan or program.
               (c) If there is a Change in Control of the Company and (a) this Agreement and Employee’s employment are involuntarily terminated without Cause by the Company, or (b) Employee terminates his employment under this Agreement for Good Reason (as defined above) within eighteen months of the Change in Control, provided that such Good Reason arises after the Change in Control, then
               (i) Employee shall receive in a lump sum his Base Salary times two and the cash bonus to which the Employee would have been entitled absent the termination, assuming that all performance targets would have been met, which lump sum shall be paid upon termination of Employee’s employment or as soon as administratively practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the Employee’s employment terminates;
               (ii) Employee’s health insurance and life insurance benefits shall continue for a period of 24 months after such termination;
               (iii) all of Employee’s unvested options, if any, shall immediately vest and may be exercised by Employee for such post-termination period as is prescribed by such option agreements and related stock plan(s); and
               (iv) all of the Employee’s performance-based restricted stock, if any, shall immediately vest and it shall be assumed that all performance targets for the restricted stock had been achieved.
Notwithstanding the foregoing, if it is determined that any payment or distribution by the Company to or for the benefit of Employee (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Payments shall be reduced to the greatest amount that could be paid to Employee without giving rise to any such excise tax.
               (d) Termination of employment pursuant to this Section 8 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 9 through 12 and Section 15 hereof.
          9. Third-Party Confidentiality. Employee acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Employee consents to be bound by any such duty owed by the Company to any third party.

          10. Confidentiality; Return of Property.
               (a) Employee acknowledges that Employee’s work for the Company is expected to bring him into close contact with various confidential business data of the Company, its contracting parties, affiliates and customers not readily available to the public. Accordingly, Employee:
               (i) covenants and agrees that (A) during the Term of Employment, except pursuant to appropriate safeguards on confidentiality and only in connection with the business of the Company and (B) after the Term of Employment, on any basis for any reason, Employee shall not use or disclose to anyone except authorized personnel of the Company or the Company’s Affiliates (as defined below), whether or not for his benefit or otherwise, any confidential matters (collectively, “Confidential Matters”) concerning the Company or its suppliers, consultants, agents, other contracting parties or customers, whether such customers are deemed former, current or potential customers (collectively, the “Clients”), including without limitation all confidential technical information of the Company, secrets, trade secrets, proprietary software, copyrights, Client lists, lists of employees, confidential evaluations, mailing lists, details of consultant contracts, pricing policies, sales data and reports, margins, operational methods and processes, plans, financial information and other confidential business affairs, learned by Employee concerning the Company, its Clients or a third party, including without limitation any subsidiaries, partners, affiliates, shareholders, employees, lenders, suppliers, consultants, agents or joint venture partners of the Company (collectively, “Affiliates”); and
               (ii) covenants and agrees that (A) all confidential memoranda, notes, lists (including, without limitation, mailing and Client lists), records and other confidential documents, whether in written, electronic or other form (and all copies thereof) made or compiled by Employee or made available to him concerning the Company, its Clients and any Affiliates are the sole property of the Company, and (B) if such documents are in the possession or control of the Employee, the Employee shall deliver them, without retaining any copies thereof, to the Company promptly at the time of the Employee’s termination of employment or at any other time upon request by the Company.
               (b) Section 10 shall not apply to any information that: (i) is publicly available or becomes publicly available through no act or fault of Employee; (ii) is made known to Employee by a third party who did not obtain it directly or indirectly from the Company; (iii) is independently developed by Employee without use of the Company’s information as evidenced by credible written records of Employee; or (iv) is information required to be disclosed by operation of law, governmental regulation or court order provided that, if Employee determines that such disclosure might be required, Employee will promptly notify the Company and provide the Company, to the extent practicable, an opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.

               (c) Upon the termination of the Employee’s employment hereunder for any reason, the Employee shall promptly return to the Company any property owned by the Company or furnished to the Employee by the Company for use in connection with Employee’s services hereunder.
          11. Noncompetition/Conflicts of Interest.
               (a) The Employee covenants and agrees that the Employee shall not, directly or indirectly, as a principal, employee, partner, consultant, agent or otherwise, compete or assist in a Competitive Activity anywhere in the United States during the Term of Employment and for a period of two years after the termination of this Agreement (the “Restricted Period”) without the express prior written consent of the Company; provided, however, that the running of the Restricted Period shall be tolled during any period of time in which Employee violates the provisions of this Section. “Competitive Activity” means the promotion, marketing or sale of hearing care products and services.
               (b) During the Restricted Period, Employee shall not, directly or indirectly, alone or in concert with others, solicit or encourage any employee of the Company, or an employee of any person or entity with which the Company has an agreement through which the Company and the person or entity are to act in concert with respect to the business of the Company, to leave their respective employment or hire any employee of the Company.
          12. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 11 are reasonable in view of the Company’s legitimate interests in protecting its business. Employee further acknowledges that the limitations contained in Section 11 are reasonable as to the duration in time, as to geographic scope and as to the nature of the activities restricted. However, in the event an appropriate court determines that the provisions of Section 11 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that Section 11 may be reduced or curtailed to the extent necessary to render it enforceable.
          13. Vacation and Holidays. The Employee shall be entitled to vacation allowance and holidays in accordance with the policies of the Company as in effect from time to time for its employees.
          14. Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part of it, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.
          15. The Company’s Right to Injunctive Relief. In the event of a breach or threatened breach of any of Employee’s duties and obligations under the terms and provisions of Section 10 or Section 11, Employee agrees that the Company shall be entitled to a temporary restraining order and a preliminary and permanent injunction to prevent such breach or threatened breach because the harm which might result to the Company’s business as a result of any noncompliance by Employee with any of the provisions of Section 10 or Section 11 may be irreparable. Employee acknowledges that the Company’s entitlement to injunctive relief shall be in addition to the Company’s entitlement to damages.
          16. Assignments. This Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other corporate entity which shall succeed to the business being operated by the Company, but, being a contract for personal services, neither this Agreement nor any rights hereunder are assignable by the Employee.
          17. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware without regard to its conflict of law rules.
          18. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the parties hereto.
          19. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows: to the Company at 1250 Northpoint Parkway, West Palm Beach, Florida 33407, Attention: Chief Executive Officer; and to Employee at the address set forth beside his name below; or to such other address as may have been furnished to the other party in writing.
          20. Entire Agreement. This Agreement is the entire agreement between the parties and supersedes any previous oral or written agreement or understanding between the Company and the Employee with respect to the subject matter hereof. There are no representations, warranties, promises or undertakings between the parties relating to the subject matter of this Agreement other than those set forth herein.
          21. Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and this Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.
          22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          23. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment agreement.

          IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

HearUSA, Inc.
By:	/s/ Stephen J. Hansbrough
Stephen J. Hansbrough, President and CEO

EMPLOYEE
/s/ Gino Chouinard
Gino Chouinard